Exhibit 10(a)
SUMMARY OF DIRECTOR AND NAMED EXECUTIVE OFFICER COMPENSATION
This summary sets forth the compensation of the Directors of Kimball International, Inc. (the “Company”). On October 29, 2014, in conjunction with the completion of the spin-off of Kimball Electronics, Inc. from the Company (the “Spin-Off”), Douglas A. Habig and James C. Thyen retired from the Board of Directors of the Company (the “Board”), and Douglas A. Habig resigned as Chairman of the Board. In addition, on October 29, 2014, Donald D. Charron resigned from the Board in order to serve as Chairman of the Board of Directors and Chief Executive Officer at Kimball Electronics, Inc. On October 31, 2014, Robert F. Schneider assumed the position of Chairman of the Board.
The summary also includes compensation of the Company's current Chief Executive Officer, President and Chief Operating Officer, and Chief Financial Officer. On October 31, 2014, in conjunction with the completion of the Spin-Off, James C. Thyen retired as President, Chief Executive Officer of the Company. On October 31, 2014, Donald D. Charron resigned from his position as Executive Vice President of Kimball International, President-Kimball Electronics Group to serve as Chief Executive Officer of Kimball Electronics, Inc. Also on October 31, 2014, John H. Kahle resigned from his position of Executive Vice President, General Counsel, Secretary of the Company to serve as Vice President, General Counsel and Secretary of Kimball Electronics, Inc. In addition, as of the spin-off date, Robert F. Schneider was promoted to Chief Executive Officer of Kimball International, Inc., Donald W. Van Winkle was promoted to President, Chief Operating Officer of Kimball International, Inc., and Michelle R. Schroeder was promoted to Vice President, Chief Financial Officer of Kimball International, Inc. For purposes of this summary, Robert F. Schneider, Donald W. Van Winkle, and Michelle R. Schroeder constitute the Company's “Named Executive Officers.”
For a detailed description of the compensation arrangements that the Directors and Named Executive Officers participate in, refer to the Company's most recent Proxy Statement filed with the Securities and Exchange Commission.
Director Compensation
All Outside (non-employee) Directors receive annual compensation of $75,000 for the year for service as Directors. The Lead Independent Director of the Board of Directors, the Chairperson of the Audit Committee of the Board of Directors, and the Chairperson of the Compensation and Governance Committee of the Board of Directors each receive an additional $10,000 annual retainer fee.
The Directors can elect to receive all of their annual retainer fees in shares of Common Stock under the Company's 2003 Amended and Restated Stock Option and Incentive Plan. Directors are also reimbursed for travel expenses incurred in connection with Board and Committee meeting attendance.
An Outside Director is a director who is not an employee of the Company or one of its subsidiaries. Robert F. Schneider, Chairman of the Board and Chief Executive Officer, is a Director of the Company but does not receive compensation for his service as a Director.
Named Executive Officer Compensation
Base Pay
Periodically, the Compensation and Governance Committee of the Board of Directors reviews and approves the salaries that are paid to the Company's executive officers. The following are the current annualized base salaries for the Company's Named Executive Officers:

Robert F. Schneider, Chief Executive Officer	$550,000
Donald W. Van Winkle, President, Chief Operating Officer	$401,804
Michelle R. Schroeder, Vice President, Chief Financial Officer	$320,008

Cash Incentive Compensation
Each of the Named Executive Officers was eligible to participate in the Company's 2010 Profit Sharing Incentive Bonus Plan (the “Plan”) for fiscal year 2014. A long-standing component of the Company's profit sharing incentive bonus plan is that it is linked to the Company's worldwide, group, or business unit performance which adjusts compensation expense as profits change. Under the Plan, cash incentives are accrued annually and paid in five installments over the succeeding fiscal year. Except for provisions relating to retirement, death, permanent disability, and certain other circumstances described in a participant's employment agreement, participants must be actively employed on each payment date to be eligible to receive any unpaid cash incentive installment. The total amount of cash incentives accrued and authorized to be paid to the Named Executive Officers based on the Company's fiscal year 2014 results is listed below. The Named Executive Officers received an installment of 50% of the payment in August 2014, 12.5% was paid in equal installments in September 2014, January 2015, and April, and the remaining portion will be paid in June 2015.

Robert F. Schneider, Chief Executive Officer	$407,745
Donald W. Van Winkle, President, Chief Operating Officer	$223,431
Michelle R. Schroeder, Vice President, Chief Financial Officer	$213,860
Donald W. Van Winkle and Michelle R. Schroeder were also awarded discretionary compensation of $50,000 and $60,000, respectively, in December 2014 in recognition of their efforts with the spin-off of Kimball Electronics.
Stock Compensation
The Named Executive Officers may also receive a variety of stock incentive benefits under the Amended and Restated 2003 Stock Option and Incentive Plan consisting of: restricted stock, restricted share units (“RSU”), unrestricted share grants, incentive stock options, nonqualified stock options, stock appreciation rights, performance shares, and performance units. During August 2013 the Named Executive Officers were awarded grants of performance shares. Performance shares include both an annual performance share (“APS”) award and a long-term performance share (“LTPS”) award with one-fifth (1/5) of the LTPS award vesting annually over the succeeding five-year period.
The following table summarizes the performance shares issued in Class A Common Stock during August 2014 to the Company's Named Executive Officers pursuant to their August 2013 performance share awards:

	APS Award (number of shares issued) (1)	LTPS Award (number of shares issued) (1)
Robert F. Schneider, Chief Executive Officer	6,375	31,500
Donald W. Van Winkle, President, Chief Operating Officer	4,425	22,020
Michelle R. Schroeder, Vice President, Chief Financial Officer	2,975	7,700

(1) Shares have not been reduced by the number of shares withheld to satisfy tax withholding obligations.

The following table summarizes the maximum number of performance shares awarded in June 2014 to the Company's Named Executive Officers for fiscal year 2015:

	APS Award (number of shares) (1)	LTPS Award (number of shares) (1)
Robert F. Schneider, Chief Executive Officer	8,480	27,200
Donald W. Van Winkle, President, Chief Operating Officer	8,480	27,200
Michelle R. Schroeder, Vice President, Chief Financial Officer	4,000	7,520

(1) Shares have been increased due to the Spin-Off by an adjustment factor of 1.60.

The number of shares to be issued will be dependent upon the percentage payout under the Plan. Refer to the Company's Proxy Statement for further details.

In December 2014, the Company granted RSUs to each of the Named Executive Officers. The RSU awards are structured as a retention tool with vesting occurring at the end of each of the Company's next three fiscal years ending June 30, 2015, June 30, 2016, and June 30, 2017. The RSUs accumulate dividends during the vesting periods. With the promotions occurring mid-fiscal year, the first year tranche was pro-rated.

		Shares Vesting On
	Total RSUs Awarded	June 30, 2015	June 30, 2016	June 30, 2017
Robert F. Schneider, Chief Executive Officer	60,675	15,169	22,753	22,753
Donald W. Van Winkle, President, Chief Operating Officer	29,848	7,462	11,193	11,193
Michelle R. Schroeder, Vice President, Chief Financial Officer	7,584	1,896	2,844	2,844

In March 2015, the Company granted performance units to each of the Named Executive Officers under a Relative Total Shareholder Return (“RTSR”) program. Named Executive Officers will earn from 0% to 200% of the target award depending upon how the compound annual growth rate of Kimball International common stock ranks within the peer group at the end of the performance period. The vesting of the RTSR award occurs June 30, 2017.

RTSR Award (number of units)
Robert F. Schneider, Chief Executive Officer	20,325
Donald W. Van Winkle, President, Chief Operating Officer	6,156
Michelle R. Schroeder, Vice President, Chief Financial Officer	3,717
Retirement Plans
The Named Executive Officers participate in a defined contribution, participant-directed retirement plan that all domestic employees are eligible to participate in (the “Retirement Plan”). The Retirement Plan provides for voluntary employee contributions as well as a discretionary Company contribution which is determined annually by the Compensation and Governance Committee of the Board of Directors. Each eligible employee's Company contribution is defined as a percent of eligible compensation, the percent being identical for all eligible employees, including Named Executive Officers. Participant contributions are fully vested immediately, and Company contributions are fully vested after five years of participation. All Named Executive Officers are fully vested. The Retirement Plan is fully funded. For those eligible employees who, under the 1986 Tax Reform Act, are deemed to be highly compensated, their individual Company contribution under the Retirement Plan is reduced. For employees who are eligible, including all Named Executive Officers, there is a nonqualified, Supplemental Employee Retirement Plan (“SERP”) in which the Company contributes to the account of each individual an amount equal to the reduction in the contribution under the Retirement Plan arising from the provisions of the 1986 Tax Reform Act. The SERP investment is primarily composed of employee contributions.